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                                                             EXHIBIT 10(m)(3)(B)
AEP Resources, Inc.
1 Riverside Plaza
Columbus, OH  43215-2373



Ms. Holly Koeppel AEP Resources, Inc.

April 19, 2001

Dear Holly,

As you are aware, AEP has recently revised its strategy relative to the long-term ownership and participation in a number of our assets, joint ventures and investments. I realize this decision raises questions in your mind regarding your own future.

I would like to take this opportunity to emphasize the critical role you are playing as we seek to evaluate, restructure and where necessary divest of these assets, joint ventures and investments; the need for you to continue in this role; and the value the company places on your experience and expertise.

In addition, and to further emphasize the desire to retain your services, a retention plan has been developed. In consideration of your agreement to continue your employment in the Corporate Development group until December 31, 2002 (or an earlier date mutually agreed to by yourself and an AEP representative), you will receive a lump sum retention payment equal to nine months of your annual base salary minus applicable withholdings. This payment shall be made regardless of whether or not you are thereafter employed by AEP.

You would forfeit all rights and claims to any retention payments should you leave Corporate Development voluntarily prior to December 31, 2002 or be terminated for cause.

If the proposal contained in this letter is acceptable to you, it will become effective when you sign this letter and return it to me.

Sincerely,

/s/ Donald M. Clements, Jr.

Donald M. Clements, Jr.
President


Agreed:

/s/ Holly K. Koeppel                25 April 2001